Exhibit 23.3

July 21, 2026

Oura Inc.

415 Kearny Street

San Francisco, California 94108

Dear Oura Inc.:

We, YouGov America, Inc. of 432 Park Avenue South, New York, NY 10016 USA, hereby consent to the filing with the Securities and Exchange Commission of a Registration Statement on Form S-1, and any amendments thereto (the “Registration Statement”) of Oura Inc., and any related prospectuses of (i) our name and all references thereto, and (ii) the statements set out in the Schedule hereto. We also hereby consent to the filing of this letter as an exhibit to the Registration Statement.

We further consent to the references to our firm, under the captions “Market, Industry, and Other Data,” “Prospectus Summary,” and “Business” in the Registration Statement, as acting in the capacity of an author of independent industry publications.

Yours faithfully,

/s/ Ray Martin
Name: Ray Martin
Designation: CEO, Americas
For and on behalf of YouGov America, Inc.

SCHEDULE

1.

Quarterly Brand Tracking Study conducted by YouGov. We commission a quarterly brand tracking study conducted by YouGov, a third-party research firm, among U.S. respondents aged 18 to 70 who own a wearable device or are open to owning or using a wearable device in the future (our “Quarterly Brand Tracking Study”). Respondents are presented with a list of wearable device brands and asked to select which brands they have seen or heard of. The sample is collected monthly, with results delivered quarterly, in an effort to ensure accurate representation of our target audience, aged 18 to 70, by key demographics including age, gender, region, education, and race/ethnicity

2.

Our omnichannel strategy has significantly increased our brand awareness, with aided awareness among our target audience in the United States growing from approximately 15% in the first quarter of fiscal 2024 to approximately 38% in the third quarter of fiscal 2026, according to our Quarterly Brand Tracking Study conducted by YouGov

3.	Our U.S.-aided brand awareness was approximately 38% in the third quarter of fiscal 2026, according to our Quarterly Brand Tracking Study conducted by YouGov

4.

Our virality has helped increase brand awareness, with aided brand awareness in the United States increasing from approximately 15% in the first quarter of fiscal 2024 to approximately 38% in the third quarter of fiscal 2026, according to our Quarterly Brand Tracking Study conducted by YouGov